Exhibit 99.1

NEWS RELEASE
CONTACT:
Gary S. Maier
Vice President, Corporate Communications & IR
310-972-5124

MOTORCAR PARTS OF AMERICA ANNOUNCES TRANSITION OF GENERAL COUNSEL TO NEWLY CREATED POSITION AND APPOINTS SUCCESSOR

LOS ANGELES, CA – June 13, 2025 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced the transition of the company’s general counsel Juliet Stone to the newly created position of senior vice president of government affairs and special projects and the appointment of Glenn Burlingame as the company’s vice president, general counsel and secretary.

Burlingame, (64), has more than 30 years of experience representing corporate clients. He previously served as a partner in the Corporate and Securities Department at Sichenzia Ross Ference Carmel LLP, based in New York -- primarily focusing on corporate governance, securities law compliance, securities offerings, acquisitions and financings. His career experience includes serving as a partner at Zeicher Ellman & Krause LLP in its Corporate, Commercial and Securities Law group for 12 years. He began his career at Cravath Swaine & Moore LLP as an associate in its Corporate Department.  Burlingame received his Juris Doctor degree from New York University School of Law and a Bachelor of Arts degree in philosophy from Houghton University.

“We appreciate Juliet’s contributions to the company during her tenure as general counsel. Her new position is particularly important given the geopolitical environment and its impact on business, and we look forward to her continued contributions to the company.

“Glenn’s extensive corporate experience and his knowledge of the company, having served as outside legal counsel for many years, enables the company to benefit from his expertise immediately,” said Selwyn Joffe, chairman, president and chief executive officer.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer, and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearings and hub assemblies, brake calipers, brake pads, brake rotors, brake master cylinders, brake power boosters, and diagnostic testing equipment utilized in imported and domestic passenger vehicles, light trucks, and heavy-duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States, Canada, and Mexico, with facilities located in California, New York, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia, and Canada. In addition, the company’s electrical vehicle subsidiary designs and manufactures testing solutions for performance, endurance, and production of multiple components in the electric power train – providing simulation, emulation, and production applications for the electrification of both automotive and aerospace industries, including electric vehicle charging systems. Additional information is available at www.motorcarparts.com.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2025 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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